                           OFFER TO PURCHASE FOR CASH

            ALL SHARES OF COMMON STOCK AND UNIT VOTING COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      AND

    ALL SHARES OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                          URBAN SHOPPING CENTERS, INC.

                                       AT

                              $48.00 NET PER SHARE

                                       BY

                             HEAD ACQUISITION, L.P.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                           RODAMCO NORTH AMERICA N.V.

 ------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, OCTOBER 30, 2000, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

                                                                 October 2, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Head Acquisition, L.P., a Delaware limited partnership (the "Purchaser") and an indirect wholly-owned subsidiary of Rodamco North America N.V., a company organized under the laws of the Netherlands ("Rodamco NV"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the issued and outstanding (i) shares of common stock, par value $.01 per share (the "Public Common Shares"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated May 5, 1999, as amended, between Urban Shopping Centers, Inc., a Maryland corporation ("Urban"), and First Chicago Trust Company of New York, as Rights Agent, (ii) shares of unit voting common stock, par value $.01 per share (the "Unit Voting Shares" and, together with the Public Common Shares, the "Common Shares"), including the associated Rights, (iii) shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), and (iv) shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Shares" and, together with the Series A Preferred Shares, the "Preferred Shares"; the Preferred Shares and the Common Shares, together, the "Shares") of Urban (other than those Shares then owned by Rodamco NV and its affiliates), at a purchase price of $48.00 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon (such amount, or any greater amount per Share paid pursuant to the Offer, the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated October 2, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Unless the context otherwise requires, all references to the Common Shares shall include the associated Rights. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer Common Shares with voting power entitled to cast at least
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66 2/3% of the votes entitled to be cast on the Merger and (ii) the expiration or termination prior to the expiration of the Offer of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Section 14 of the Offer to Purchase.

    A SPECIAL COMMITTEE, COMPRISED SOLELY OF DISINTERESTED DIRECTORS OF THE BOARD OF DIRECTORS (THE "BOARD") OF URBAN, HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, AND ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS (OTHER THAN HOLDERS OF UNIT VOTING SHARES), AND VOTED TO RECOMMEND TO THE BOARD THAT THE BOARD APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

    THE BOARD HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS AND VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMEND ACCEPTANCE AND APPROVAL BY THE HOLDERS OF COMMON SHARES OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 25, 2000 (the "Merger Agreement"), by and among Rodamco NV, Hexalon Real Estate, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Rodamco NV ("Hexalon"), the Purchaser, Head Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hexalon ("Head Acquisition Corp"), Urban and Urban Shopping Centers, L.P., an Illinois limited partnership. Pursuant to the Merger Agreement, if the Purchaser and certain of its affiliates shall have the right to acquire or otherwise own, pursuant to the Offer or otherwise, in the aggregate, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, the Purchaser shall assign the rights to acquire Shares tendered in the Offer to Head Acquisition Corp and Head Acquisition Corp shall acquire the Shares tendered pursuant to the Offer. If the Purchaser acquires the Common Shares tendered pursuant to the Offer, Urban shall merge (the "Partnership Merger") with and into the Purchaser with the Purchaser surviving in accordance with Maryland General Corporation Law (the "MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), pursuant to which each issued and outstanding Share shall be converted into the right to receive the applicable Per Share Amount upon the terms and conditions provided in the Merger Agreement.

    If Head Acquisition Corp acquires the Shares tendered pursuant to the Offer, Head Acquisition Corp shall merge (the "Corporate Merger") with and into Urban with Urban surviving in accordance with the MGCL and Delaware General Corporation Law (the "DGCL"), pursuant to which each outstanding Share shall be converted into the right to receive the applicable Per Share Amount upon the terms and subject to the conditions provided in the Merger Agreement. Following the Corporate Merger, Urban shall immediately merge with and into the Purchaser, with the Purchaser surviving, in accordance with the MGCL, the DRULPA and the DGCL (the "Alternative Partnership Merger") (either of (i) the Partnership Merger or (ii) the Corporate Merger and the Alternative Partnership Merger, being referred to herein as the "Merger"). At the effective time of the Merger (the "Effective Time"), and without any action on the part of the Purchaser or the holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Hexalon, the Purchaser, Head Acquisition Corp, Urban or any of their respective subsidiaries), other than Shares, if any, held by stockholders who validly perfect their appraisal rights, if any, under Maryland law, will be converted into the right to receive the applicable Per Share Amount, in cash, without interest thereon. The Merger Agreement is more fully described in the Offer to Purchase.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1.  The Offer to Purchase, dated October 2, 2000.

                                       2
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    2.  The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

    3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    5. A letter to stockholders from Mathew S. Dominski, the Chief Executive Officer of Urban, accompanied by Urban's Solicitation/Recommendation Statement on Schedule 14D-9.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If a stockholder wants to tender Shares in the Offer, but Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, such stockholder may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 in the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, MacKenzie Partners, Inc., as the Information Agent, or Chase Securities Inc., as the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                       3
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    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, HEAD ACQUISITION CORP, URBAN, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       4